Exhibit 99.2
Philip Morris International Inc.
2021 Third-Quarter Conference Call
October 19, 2021

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2021 third-quarter results. You may access the release on www.pmi.com.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures and additional heated tobacco unit market data are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products. All references to smoke-free products are to our RRPs.

Growth rates presented on an organic basis reflect currency-neutral underlying results. Following the acquisitions of Fertin Pharma, OtiTopic and Vectura Group, PMI added the "Other" category in the third quarter of 2021. Business operations for the Other category are evaluated separately from the geographical operating segments.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

(SLIDE 4.)

Please also note the additional Forward-Looking and Cautionary Statements related to COVID-19.

It’s now my pleasure to introduce Emmanuel Babeau, our Chief Financial Officer. Emmanuel.

EMMANUEL BABEAU

(SLIDE 5.)

Thank you, Nick, and welcome, ladies and gentlemen. I hope everyone listening to the call is safe and well.

Our business delivered another strong performance in the third quarter of 2021 — coming ahead of our expectations to achieve a record high quarterly adjusted diluted EPS of $1.58.

Most notable was the continued excellent growth of IQOS, driving 33% Q3 organic growth in RRP net revenues and 7.6% for total PMI. HTU shipment volumes grew 24% compared to the same quarter last year to reach 23.5 billion units, with broad-based growth for both our volumes and the category across key geographies. This was delivered despite ongoing tightness in device supplies due to the global semiconductor shortage, which impacts IQOS user growth rates.

In combustibles, further sequential share gains supported total PMI volume growth of 2.1% in Q3, and we continue to expect total cigarette and HTU volume growth for the year. We are firmly on track for a strong 2021 organic growth performance; with an expected currency tailwind providing additional growth in dollar terms.

We are also delighted to share outstanding initial results from IQOS ILUMA in Japan, and growing traction for IQOS VEEV in early launch markets.

In the quarter, we made three milestone acquisitions — as we build our business for the long term to include products that go beyond tobacco and nicotine. Our smoke-free transformation is now also reflected in our financing with the launch of an industry-first Business Transformation-Linked Financing Framework, and we continue to prioritize returns to shareholders through a 4.2% increase in the dividend, and ongoing share repurchases.

(SLIDE 6.)

Turning to the headline numbers, our Q3 net revenues grew by 7.6% on an organic basis, or 9.1% in dollar terms. This reflects the continued strength of IQOS, and the recovery of the combustible business in many markets.

We witnessed good organic growth of 5.4% in our net revenue per unit, driven by the increasing weight of IQOS in our sales mix and pricing on both HTUs and combustibles.

Our adjusted operating income margin decreased by 10 basis points on an organic basis. This reflects the expected initial higher unit costs of IQOS ILUMA and increased commercial spend partly related to its launch, offsetting the continued positive effect from the increasing weight and profitability of IQOS, pricing, and productivity savings. Our resulting adjusted diluted EPS of

$1.58 represents 8.5% organic growth, and 11.3% in dollar terms; a very good performance.

(SLIDE 7.)

Looking at year-to-date performance, our adjusted net revenues grew by almost 11% in dollar terms and by 7.3% organically. This reflects the consistent growth of IQOS - where progress throughout the pandemic has been impressive.

We delivered strong organic growth of nearly 6% in our net revenue per unit, again reflecting our shifting business mix and pricing, with pricing on combustibles at just over 3%, or around 5% excluding Indonesia.

Our year-to-date adjusted operating income margin increased by 280 basis points on an organic basis, an excellent performance driven by our top-line growth engines of IQOS and pricing combined with operating leverage and productivity savings. Our adjusted diluted EPS grew 15.8% organically and 20.4% in dollar terms; also a very strong result.

(SLIDE 8.)

This brings me to guidance for 2021. We are revising our organic growth outlook for net revenues to 6.5-7%, representing the upper half of the previous range, and reaffirming the strong outlook for organic OI margin expansion of around 200 basis points.

We also confirm our currency-neutral adjusted diluted EPS growth forecast at the upper end of our previous range, reflecting 13% to 14% growth, or 16% to 17% in dollar terms. This translates into an adjusted diluted EPS range of $6.01-6.06, including an estimated favorable currency impact of 17 cents at prevailing rates.

Following on from our most recent public comments, as the tightness in device supply persists, we now expect our HTU shipment volumes to be around 95 billion units — as we prioritize devices for user retention. Given the continued growth of HTUs and the need to maintain inventory durations, we continue to expect our full year shipments to be slightly ahead of IMS volumes.

This guidance does not include any material impact of share repurchases or acquisitions. Share repurchases through October 15 amount to around $170 million, after some limitations during Q3 from blackout restrictions.

In terms of other assumptions, we are assuming only a limited Q4 recovery in Duty Free following a modest improvement in Q3, with intercontinental and Asian travel still very subdued.

We continue to assume full year combustible pricing of 2-3%, with a softer expected Q4 reflecting continued pandemic-related challenges in certain markets, notably in South & Southeast Asia, as well as tough comparisons in Germany and Australia.

Lastly, in 2021 we continue to expect around $11 billion of operating cash flow at prevailing exchange rates, subject to year-end working capital requirements. We also update our expectation for full-year capital expenditures to around $0.6 billion, reflecting latest launch plans and pandemic-related timing factors.

(SLIDE 9.)

Before discussing our results in more depth I am pleased to report some recent positive regulatory developments, further to those shared in previous quarters. For example, Switzerland adopted a new Federal Law on Tobacco Products and E-cigarettes, defining dedicated product categories and differentiated health warnings.

In New Zealand, the government has now published new regulations for smoke-free products which allow branded packaging to be re-introduced with a specific text health warning.

In Egypt earlier this year, smoke-free products were clearly differentiated from combustible cigarettes in both fiscal and regulatory treatment.

There is a growing body of scientific and real-world evidence of the substantial risk reduction potential of non-combusted alternatives compared with smoking. While fluctuations across different markets are to be expected, we continue to support regulatory and fiscal frameworks that recognize this critical harm reduction opportunity.

(SLIDE 10.)

Turning back to our quarterly results, Q3 total shipment volumes increased by 2.1%, and by 1.5% year-to-date. This reflects continued strong growth from HTUs of 24% -- driven by the EU Region, Japan, Russia, Ukraine and encouraging progress from recently launched markets in the Middle East. HTU shipments were around 1 billion units below IMS volumes for the third quarter, primarily reflecting timing around the August ILUMA launch and the October tax-driven price increase in Japan. We expect this dynamic to reverse in Q4.

The -0.4% decline in our Q3 cigarette volumes reflects the continued sequential recovery of total industry volumes and of our market share.

(SLIDE 11.)

Due to the impressive performance of IQOS, heated tobacco units comprised 13% of our total shipment volume year-to-date, as compared to 11% in full year 2020, 8% in 2019 and 5% in 2018.

(SLIDE 12.)

Our sales mix is changing rapidly, putting us on track to achieve our aim of becoming a majority smoke-free company by 2025. Smoke-free products made up almost 30% of our adjusted net revenues year-to-date, compared to 23% for the same period in 2020. IQOS devices accounted for over 6% of the $6.7 billion of RRP net revenues, with a step-up in Q3 reflecting the IQOS ILUMA launch; which outweighed the effect of supply constraints on other IQOS versions.
(SLIDE 13.)

The 7.3% organic growth in year-to-date net revenues on shipment volume growth of 1.5% reflects the twin engines driving our top line. The first is pricing on combustibles and, in certain markets, on HTUs. The second is the increasing mix of HTUs in our business at higher net revenue per unit which continues to deliver substantial growth; an increasingly powerful driver as our transformation accelerates.

(SLIDE 14.)

Let me now go into the drivers of our year-to-date margin expansion, starting with gross margin, which expanded by 240 basis points on an organic basis. While expansion was lower in Q3 as ILUMA devices were shipped to Japan for the launch, the multiple positive levers discussed in prior quarters continue. Our significant efforts on manufacturing and supply chain efficiencies are also bearing fruit, with around $450 million of gross productivity savings delivered.

This was accompanied by robust SG&A efficiencies, with our adjusted year-to-date marketing, administration and research costs 40 basis points lower as a percentage of adjusted net revenues, on an organic basis. This reflects the ongoing digitalization and simplification of our business processes, including our IQOS commercial engine, and more efficient ways of working, partly offset by increased commercial investments in Q3. With SG&A savings of more than $200 million, before inflation and reinvestment, this means we have generated over $650 million in overall gross efficiencies year to date. This is strong progress towards the combined target of $2 billion for 2021-23.

(SLIDE 15.)

Moving to market share, sequential gains for both our IQOS and combustible portfolios give us strong momentum going into Q4 and next year despite an approximate 0.3 points year-over-year drag in Q3 from market mix. Importantly, we expect further improvements in the fourth quarter for HTUs with record shares across key IQOS geographies.

(SLIDE 16.)

For combustibles, the improving total market volume backdrop includes notable recoveries in Indonesia, Turkey and Mexico; and close to stable Q3 industry volumes in the EU Region.

Our share of the combustible category has strongly recovered on a sequential basis -- moving us one step closer to our target of stable share -- as our portfolio initiatives bear fruit and pandemic-linked restrictions recede in many markets.

In South & Southeast Asia, renewed COVID-linked measures have somewhat dampened the recovery, though industry volumes have nonetheless improved sequentially in Indonesia, and in the Philippines where the year-over-year trend is impacted by a challenging prior year comparison. Our share in the region grew sequentially, albeit less than expected, primarily given pandemic-related developments in the Philippines.

(SLIDE 17.)

Let's now turn to the tightness in device supply due to the global semiconductor shortage. As we communicated in September, with demand continuing to grow, this has already affected the availability and assortment of IQOS devices in certain markets in Q3, which impacts our ability to run at full commercial and competitive capacity, and fulfil consumer demand.

Device shipments outside Japan were limited to a 7% year-over-year increase, significantly below the growth in HTUs. This resulted in slower user growth of several hundred thousand in the quarter, notably in Russia given limitations on the IQOS 2.4+ device - as flagged in recent communications. At this stage semiconductor supply forecasting remains volatile, so we assume the tight supply situation will persist into the first half of 2022. We will continue to carefully prioritize necessary device replacements for existing users, followed by device sales targeted at acquisition.

The successful start of IQOS ILUMA in Japan confirms it will be a significant driver of acquisition and retention. Nonetheless, at the beginning it triggers significant upgrades from the existing large IQOS user base, many of whom don't really need to replace their devices. This is a highly desired consumer behavior in normal supply circumstances, but increases constraints in a shortage. Therefore we now assume that additional major launches will only take place in the second half of next year.

Given this evolving situation, we have continued important commercial investments in key areas. These include portfolio expansion and product launches such as IQOS ILUMA in Japan and IQOS VEEV, smoke-free category understanding and awareness campaigns and a number of commercial development projects. Including the investments already made in Q3 we anticipate around $300 million of incremental H2 spending compared to the first half.

Overall, this is a temporary phenomenon and with demand remaining strong, we expect user growth to re-accelerate once shortages ease. We have a pipeline of exciting innovations on devices and consumables, including but not exclusive to ILUMA, and a number of new market entries planned.

However, there are short-term shortage scenarios under which the transitory supply impact on user growth could result in 2022 organic growth below our 2021-23 targeted average rates for net revenues, OI margin expansion and adjusted diluted EPS. Nonetheless, with a strong 2021 as a base and a robust re-acceleration post-shortage, we confirm our confidence in our 2021-23 growth targets.

(SLIDE 18.)

Moving now to IQOS performance, we estimate there were 20.4 million IQOS users as of September 30. Excluding the impact of international sanctions in Belarus, this reflects growth of around 0.4 million users in the quarter; with the rate of growth subdued by the tightness of device supply and the time needed to adjust our commercial programs. As demonstrated again by the ILUMA launch in Japan, the underlying momentum of the IQOS brand remains strong. Following adjustment of our programs and assortments, we expect Q4 user growth to improve by a few hundred thousand compared to the growth seen in Q3. The reduced user growth for the second half should therefore be broadly consistent with the potential 2-3 billion HTU impact flagged in recent communications.

We estimate that 73% of total users -- or 14.9 million adult smokers -- have switched to IQOS and stopped smoking, with the balance in various stages of conversion.

This user growth again reflects acquisition across key IQOS geographies despite device constraints.

(SLIDE 19.)

In the EU Region, third-quarter share for HEETS reached 5.3% of total cigarette and HTU industry volume, 1.4 points higher than Q3 last year. As mentioned last quarter, we expected sequential share for HTUs to be broadly stable due to the effects of seasonality and pandemic-related fluctuations on the combustible market. Underlying IMS growth trends remained excellent, and, as in the prior year, we expect a strong Q4 in both volume and market share terms.

This very good performance includes strong growth across the region, with Italy, Germany and Poland as notable contributors.

(SLIDE 20.)

Robust performance continued in Russia, with our Q3 HTU share up by 1.1 points to reach 6.9%. While lower than Q2, notably due to the seasonality of the combustible market, we expect further sequential growth in IMS to deliver a strong quarterly share increase in Q4, as in the prior year.

We had the largest limitation on lower-priced devices and related commercial programs in Russia, and we have seen some increased consumer trial of discounted competitor offerings and disposable e-vapor products. However, we continue to see high interest in the category, and with both our existing price-tiered portfolio and future innovations supporting our clear category leadership, we see ample room for further strong growth over time.

There is also broad HTU growth across the Eastern Europe Region, with Ukraine, Kazakhstan and South-East Europe contributing. This slide shows the positive overall regional growth trend in adjusted IMS, albeit somewhat dampened on a sequential basis by the halting of shipments to Belarus due to international sanctions, and timing factors in Kazakhstan.

(SLIDE 21.)

In Japan, the adjusted total tobacco share for our HTU brands increased by 2.0 points versus the prior year quarter to 20.8%, and adjusted IMS grew sequentially to reach a record high of 8.2 billion units, reflecting the strength of our portfolio and the launch of IQOS ILUMA.

Adjusted sequential share fell by 0.2 points sequentially, reflecting volatility in the total market ahead of the October 1 excise increase in addition to normal seasonality. While consumer pantry-loading effects may weigh on Q4 IMS, we expect further robust underlying growth in volumes and a nice sequential improvement in market share.

The overall heated tobacco category continues to grow, making up almost 30% of the adjusted total Japanese tobacco market in Q3; with IQOS maintaining a high share of segment and capturing the majority of the category's growth.

(SLIDE 22.)

In addition to strong growth in existing markets, we continue to drive the geographic expansion of our smoke-free products as we aim to be in 100 markets by 2025. During the quarter we launched IQOS in Egypt - the first market in North Africa - and reached an offtake exit share of 2% in Urban Cairo. We also now add Norway and Iceland, where our recent acquisition of AG snus gives us a presence in the snus and nicotine pouch categories. This takes the total number of markets where PMI smoke-free products are available for sale to 70, of which 28 are in low and middle-income markets, which we are introducing as a more robust measure of making smoke-free products available to adult smokers in emerging countries. Again, we may have some delays in this market expansion program in the first half of 2022.

(SLIDE 23.)

Given our smoke-free leadership and global reach, let me pause and share a few words regarding the strength of our intellectual property. Across all our smoke-free products we have strong patents, and have been the clear leading innovator in the heated tobacco category over recent years, investing billions of dollars in the process.

Despite attempts to disrupt our business through litigation by a competitor who lags behind on R&D and innovation, we have been universally successful in defending our products against IP challenges in all eleven rulings outside of the U.S, including in the UK high court and at the European Patent Office. The U.S. ITC is a federal agency which, among other things, deals with imports claimed to injure a domestic industry or violate U.S. intellectual property rights. We also note the two patents mentioned in the ITC Final Determination were both drafted after IQOS had been launched. The FDA, fulfilling the exclusive public interest mandate given to it by Congress for tobacco products, has already found that IQOS is appropriate for the promotion of public health and expected to benefit the health of the population as a whole. We are hopeful in the current Presidential Review Period that the U.S. Trade Representative will consider the impact on current American IQOS users, and the many more that would be denied access.

In the scenario where the ITC determination is upheld, while the financial impact of this scenario is immaterial given the early stage of the U.S. IQOS roll-out, this would unfortunately mean that U.S. consumers would be unable to buy IQOS for a period of time. Meanwhile, our contingency plans are underway and include domestic manufacturing. The U.S. Patent office is also reviewing certain claims of the patents in question with initial rulings expected in 2022, albeit subject to an appeal process.

While the ITC ruling may cause near-term disruption to the US availability of IQOS, we continue to see a large opportunity for IQOS in the United States over the coming years.

(SLIDE 24.)

The global IQOS innovation story took a historic step forward in August with the launch of two ILUMA devices and a range of TEREA HTUs in Japan. Building on the success of IQOS 3 DUO, we believe this simple and intuitive device will support easier switching and higher conversion for legal-age smokers, using Smartcore internal induction-heating technology.

While still early days with the national roll-out taking place at the start of September, initial results were outstanding with device sales well ahead of all comparable past launches at the same stage, despite some limitations on device availability; and the proportion of new users growing to 18%. TEREA purchases are growing rapidly, exiting the quarter at over 10% of total PMI HTU offtake volume. Consumer feedback has also been very positive with mid-teens increases in the Net Promoter Score (NPS).

Following this success, we plan to launch in our second market of Switzerland next month and look forward to additional major launches in 2022 when circumstances allow.

(SLIDE 25.)

We continue to commercialize IQOS VEEV with good progress in the first group of markets, where we started in our own channels with a limited range of taste variants and nicotine levels. IQOS VEEV is a premium product providing a superior experience, and the commercial infrastructure of IQOS allows us to deploy efficiently and at scale through a bespoke route-to-market approach. As we start to expand distribution and the consumable offering we see signs of increased uptake, and clear positive consumer feedback relative to competitive products.

We see encouraging early success in Italy where VEEV reached an estimated 7% national exit volume offtake share of closed system pods, despite not yet being available nationally; and in the Czech Republic with an estimated 8% national volume offtake exit share. We also launched in Croatia in Q3, Canada in October, and plan to launch in Ukraine before year-end.

We also continue preparations to apply for a PMTA from the U.S. FDA in the second half of 2022.

(SLIDE 26.)

Turning now to our strategy to move into new business areas beyond tobacco and nicotine, which focuses on leveraging and complimenting our existing capabilities in the healthcare and wellness space. We see significant opportunities in adjacent areas, with our two focus corridors of selfcare wellness -- including botanicals -- and inhaled therapeutics expected to have an addressable market of around $65 billion by 2025.

The acquisitions of Fertin Pharma, Otitopic and Vectura enable us to more rapidly expand our development capabilities with over 250 scientists, infrastructure, technology and expertise in innovative inhaled and oral product formulations, while continuing to grow CDMO activities. As shown on this slide, this opens up a number of highly complementary opportunities and new focus areas.

These acquisitions will fully leverage PMI’s existing capabilities in life sciences, product innovation, and clinical expertise related to inhalation. We look forward to updating you more in future on our plans and progress in these exciting new areas.

(SLIDE 27.)

Moving to sustainability and our ESG priorities, we continue to make good progress toward our purpose through advancing our transformation and addressing our most material impacts on society. We broaden access to our smoke-free products by increasing the availability to adult smokers around the world with new product launches across a growing range of markets and smoke-free categories. In addition, our recent acquisitions build our human, intellectual and social capital - adding smoke-free capabilities and laying the foundations for a strong business in areas beyond tobacco and nicotine as we strive to develop commercially successful products that seek to have a net positive impact on society.

I am proud to highlight the recent publication of our Business Transformation-Linked Financing Framework and subsequent refinancing of our Revolving

Credit Facility. The Framework, which follows ICMA principles and received a Second-Party Opinion from S&P, links our financing to material sustainability targets in our transformation.

Last, we remain on track to achieve carbon neutrality of our direct operations by 2025, 5 years ahead of our 2030 target. In addition, with the United Nations Climate Change conference approaching, we plan to publish a robust Low Carbon Transition Plan and a white paper on climate justice which highlights the connectivity between Environmental and Social issues.

(SLIDE 28.)

Overall, we are on track for excellent top and bottom-line growth performance in 2021, with strong underlying momentum for IQOS and robust cash generation.

We are investing in the broadening of our smoke-free product portfolio and geographic reach. This is critical as we seek to accelerate the number of adult smokers who switch to better alternatives, with a growing positive impact on society.

In addition, we are investing in the capabilities of tomorrow, as illustrated by our three recently announced acquisitions, which provide a comprehensive development platform in selfcare wellness and inhaled therapeutics and strengthen our position in modern oral nicotine.

We have increased cash returns to shareholders in Q3 through a higher dividend and our share repurchase program - in line with our objective to deliver sustainable value and returns to investors as we continue our journey toward becoming a majority smoke-free company.

For 2022, we have a pipeline of exciting innovations for both devices and consumables, and we expect IQOS user growth to re-accelerate when device shortages ease. We continue to see a strong future for our business and remain confident in our 2021-23 organic growth targets.

(SLIDE 29.)

Thank you. I am now happy to answer your questions.

(SLIDE 30.)

I will wrap up with some brief closing comments.

Thank you again for joining us.

NICK ROLLI
That concludes our call today. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.